Exhibit 99.2

                               October 26, 1998

                   Data Systems Network Corporation Signs On
                  As Computer Associates Channel Partner and
                             Closes First Contract

FARMINGTON HILLS, MICHIGAN -- Data Systems Network Corporation (OTC: DSYS) has been named as a Computer Associates (CA) Unicenter TNG Value Added Reseller and secured a contract valued at over $2 million dollars with the Michigan Department of Corrections (MDOC).

The contract involves installing and implementing Computer Associates Unicenter TNG Framework Enhanced Enterprise Management application on MDOC's 200 servers and 7,000 workstations.

"One of the key deliverables to the State is the ability to rollout patches and fixes to MDOC's remote locations, replacing the time and expense of manually making those changes at each MDOC location. With Unicenter TNG and Unicenter Asset Management, MDOC will have the tools to know exactly what is connected to their network. Previously they could attain this information only by visiting the site," said Greg Cocke, Vice President of Sales for Data Systems Network Corporation.

Data Systems, as an authorized CA business partner, can now provide its customers comprehensive consulting, customization, installation and support services for CA's end to end enterprise management solution.

Data Systems provides computer network services and products that enable the control of complex distributed computing environments and allow companies to capitalize on their investments in technology and people. The company provides a wide range of network integration services including installation, consultation, technical support and training. It also provides specialized services in network management, application development, enterprise document management and Year 2000 consulting. Based on Farmington Hills, Michigan, Data Systems has 16 offices and more than 230 employees.

                                      -0-
                      For additional information contact
                   Barbara Hauswirth, Director of Marketing
                                 800-544-2086

The statements made above with respect to Data Systems' expectations of revenues from this contract are "forward looking statements" within the meaning of the Securities Exchange Act of 1934 and are subject to a number of risks and uncertainties. These include general business and economic conditions, the actual need of this customer for the Company's products and services, the ability of the Company to successfully meet all of the requirements of this project and the relative uncertainties in the market direction of emerging technologies.